Tonix Pharmaceuticals Holding Corp. 8-K

Exhibit 99.01

Tonix Pharmaceuticals Announces New Board Member, Daniel Goodman, M.D., MBA

NEW YORK, May 8, 2019 (GLOBE NEWSWIRE) -- Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) (Tonix) today announced the appointment of Daniel Goodman, MD, MBA to its Board of Directors, effective May 6, 2019.

Dr. Seth Lederman, Chief Executive Officer of Tonix commented, “We are pleased to welcome Dr. Goodman to the Tonix Board, as he brings 20 years of biopharmaceutical research and development leadership experience that will be invaluable to Tonix as we grow the company. We have benefitted from Dr. Goodman’s service on our Scientific Advisory Board since 2010. We look forward to the insights Dr. Goodman will bring to the Board.”

“It’s a pleasure to join a company with such a strong sense of purpose and a dedicated and experienced management team,” said Dr. Goodman. “I hope to offer a unique perspective to Tonix’s board and management team.”

Dr. Goodman served as a member of Tonix’s Scientific Advisory Board from 2010 until his appointment to the Board. Dr. Goodman is Chief Executive Officer and Founder of Riverside Pharmaceuticals, LLC which focuses on drug repurposing for treatments of neuropsychiatric diseases. He serves on the Board of Directors of PsychoGenics, Inc., a leading neuroscience drug discovery company with a proprietary, high throughput, informatics-driven platform for evaluating compounds for CNS disorders which it has partnered with several major pharmaceutical companies. PsychoGenics and its pharmaceutical partners have advanced multiple drugs into clinical trials which were either discovered or repurposed using its proprietary platforms. Dr. Goodman served as cofounder and CEO of PsychoGenics 1998-2000. Dr. Goodman practices psychiatry in New York City and Greenwich, CT at a practice that he founded in 2003 and which specializes in psychopharmacology, and is also President and cofounder of The Midtown Practice for Psychiatry, a group psychopharmacology and psychotherapy practice. Dr. Goodman is a Board-Certified psychiatrist and has served as a clinical assistant professor of psychiatry at Weill Cornell Medical College since 2006. Dr. Goodman was also cofounder and President of Resolvyx Pharmaceuticals which developed potential treatments for inflammation. Dr. Goodman earned an MBA from Columbia University, a medical degree from Harvard Medical School and a Diploma in Mathematic Statistics from Cambridge University, which he attended as a Churchill Fellow, after graduating from Yale College Summa cum Laude in Mathematics.

About Tonix Pharmaceuticals Holding Corp.

Tonix is a clinical-stage biopharmaceutical company focused on discovering and developing pharmaceutical products to treat psychiatric and pain conditions, and biological products to improve biodefense through potential medical counter-measures. Tonix’s lead program is for the development of Tonmya* (TNX-102 SL), which is in Phase 3 development as a bedtime treatment for PTSD. Tonix is also developing TNX-102 SL as a bedtime treatment for fibromyalgia and agitation in Alzheimer’s disease under separate INDs to support potential pivotal efficacy studies. The fibromyalgia program is in Phase 3 development and the agitation in Alzheimer’s program is Phase 2 ready. The agitation in Alzheimer’s disease IND has been designated a Fast Track development program by the FDA. TNX-601 (tianeptine oxalate) is in the pre-IND application stage, also for the treatment of PTSD but by a different mechanism from TNX-102 SL and designed for daytime dosing. TNX-601 is also in development for a potential indication - neurocognitive dysfunction associated with corticosteroid use. A Phase 1 clinical formulation selection pharmacokinetic study of TNX-601 will be conducted outside of the U.S. in 2019. Tonix’s lead biologic candidate, TNX-801, is a potential smallpox-preventing vaccine based on a live synthetic version of horsepox virus, currently in the pre-IND application stage.

*Tonmya has been conditionally accepted by the U.S. Food and Drug Administration (FDA) as the proposed trade name for TNX-102 SL (cyclobenzaprine HCl sublingual tablets) for the treatment of PTSD. TNX-102 SL is an investigational new drug and has not been approved for any indication.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission (the “SEC”) on March 9, 2018, and periodic reports filed with the SEC on or after the date thereof. All of Tonix's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Contacts

Jessica Morris (corporate)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(212) 980-9159

Scott Stachowiak (media)

Russo Partners

scott.stachowiak@russopartnersllc.com

(646) 942-5630

Peter Vozzo (investors)

Westwicke Partners

peter.vozzo@westwicke.com

(443) 213-0505